Exhibit 99.1

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INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports First Quarter 2009 Results
Nashville, Tenn., April 27, 2009 — HCA Inc. today announced financial and operating results for its first quarter ended March 31, 2009.
First Quarter Summary:
▪	Revenues increased 4.3 percent to $7.431 billion.

▪	Net income attributable to HCA Inc. totaled $360 million, compared to $170 million in the prior year’s first quarter.

▪	Adjusted EBITDA totaled $1.457 billion, compared to $1.180 billion in the first quarter of 2008.

▪	Provision for doubtful accounts decreased to $807 million, from $888 million in the prior year.

▪	Interest expense decreased to $471 million, from $530 million in the prior year’s first quarter.

▪	Same facility equivalent admissions increased 1.9 percent, and same facility admissions declined 0.9 percent in the first quarter compared to the first quarter of 2008.

▪	Same facility revenue per equivalent admission increased 2.7 percent.

▪	Total surgeries on a same facility basis declined 0.6 percent from the previous year’s first quarter.
Revenues for the first quarter totaled $7.431 billion, compared to $7.127 billion in the first quarter of 2008. Adjusted EBITDA in the quarter totaled $1.457 billion, compared to $1.180 billion in the previous year’s first quarter. A table describing adjusted EBITDA and reconciling net income attributable to HCA Inc. to adjusted EBITDA for these periods is included in this release. Net income attributable to HCA Inc. for the first quarter of 2009 totaled $360 million, compared to $170 million in the prior year’s first quarter. Results for the first quarter of 2009 include losses on sales of facilities of $5 million compared to gains of $51 million in the first quarter of 2008. First quarter 2009 results also include a $9 million charge for impairment of long-lived assets.
“We are pleased with the results of our first quarter. We believe these results reflect effective cost management, focused growth strategies, and a continued emphasis on our outcomes-driven patient care initiatives,” said Richard M. Bracken, HCA’s president and chief executive officer.
The provision for doubtful accounts decreased to $807 million, or 10.9 percent of revenues, in the first quarter of 2009 from $888 million, or 12.5 percent of revenues, in the first quarter of 2008, primarily due to a small decline in uninsured admissions and increased levels of charity care and uninsured discounts which reduces the Company’s reported revenues. Same facility uninsured admissions declined 0.1 percent in the first quarter of 2009 compared to the prior year’s first quarter. Same facility charity care and uninsured discounts totaled $1.082 billion in the first quarter of 2009 compared to $780 million in the first quarter of 2008.
During the first quarter of 2009, salaries and benefits, supply expense and other operating expenses totaled $5.235 billion compared to $5.126 billion in the first quarter of 2008, a decline of 1.4 percent, as a percent of revenues.
Interest expense decreased to $471 million in the first quarter of 2009, compared to $530 million in the same period of 2008, due primarily to a reduction in the average interest rate on our outstanding debt.
Same facility admissions declined 0.9 percent and same facility equivalent admissions increased 1.9 percent in the first quarter of 2009 compared to the prior year’s first quarter. Same facility inpatient surgeries declined 0.5 percent and outpatient surgeries declined 0.7 percent in the first quarter. Same facility revenue per equivalent admission increased 2.7 percent in the first quarter of 2009 compared to the first quarter of 2008.
The Company has implemented an approach for determining emergency department (ED) evaluation and management (E/M) assignments based on the American College of Emergency Physicians (ACEP) model. This model uses interventions, such as cardiac monitoring, to indicate the acuity of the patient and the resources involved in the evaluation and management of the patient. These E/M assignments are utilized in preparing the patient bill. HCA converted to this system, which is used by many hospitals, because it is simpler and thus provides for more consistent emergency department E/M assignments than the “point” system previously used. The Company estimates adjusted EBITDA increased by approximately $75 million to $100 million in the first quarter of 2009 as a result of the ED evaluation and management change. While management believes there will be a continued future benefit from this change, the impact in future quarters may vary.
As of March 31, 2009, HCA’s balance sheet reflected cash and cash equivalents of $356 million, total debt of $26.567 billion, and total assets of $24.284 billion. During the first quarter of 2009, capital expenditures totaled $337 million.
As of March 31, 2009, HCA operated 163 hospitals and 105 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at http://www.videonewswire.com/event.asp?id=57951 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) increases, particularly in the current economic downturn, in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) changes in federal, state or local laws or regulations affecting the health care industry, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the possible enactment of federal or state health care reform, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, (16) future divestitures which may result in charges, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential liabilities and other claims that may be asserted against us, and (21) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
First Quarter
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio
Revenues	$7,431	100.0%	$7,127	100.0%

Salaries and benefits	2,923	39.3	2,839	39.8
Supplies	1,210	16.3	1,173	16.5
Other operating expenses	1,102	14.8	1,114	15.5
Provision for doubtful accounts	807	10.9	888	12.5
Equity in earnings of affiliates	(68)	(0.9)	(67)	(0.9)
Depreciation and amortization	353	4.8	357	5.1
Interest expense	471	6.3	530	7.4
Losses (gains) on sales of facilities	5	0.1	(51)	(0.7)
Impairment of long-lived assets	9	0.1	—	—

	6,812	91.7	6,783	95.2

Income before income taxes	619	8.3	344	4.8

Provision for income taxes	187	2.5	119	1.6

Net income	432	5.8	225	3.2

Net income attributable to noncontrolling interests	72	1.0	55	0.8

Net income attributable to HCA Inc.	$360	4.8	$170	2.4

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

	First Quarter
	2009	2008
Revenues	$7,431	$7,127

Net income attributable to HCA Inc.	$360	$170
Losses (gains) on sales of facilities (net of tax)	3	(30)
Impairment of long-lived assets (net of tax)	6	—

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets	369	140
Depreciation and amortization	353	357
Interest expense	471	530
Provision for income taxes	192	98
Net income attributable to noncontrolling interests	72	55

Adjusted EBITDA (a)	$1,457	$1,180

(a)	Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$356	$465
Accounts receivable, less allowance for doubtful accounts	3,870	3,780
Inventories	717	737
Deferred income taxes	988	914
Other	558	405

Total current assets	6,489	6,301

Property and equipment, at cost	23,913	23,714
Accumulated depreciation	(12,458)	(12,185)

	11,455	11,529

Investments of insurance subsidiary	1,302	1,422
Investments in and advances to affiliates	860	842
Goodwill	2,579	2,580
Deferred loan costs	452	458
Other	1,147	1,148

	$24,284	$24,280

LIABILITIES
Current liabilities:
Accounts payable	$1,200	$1,370
Accrued salaries	823	854
Other accrued expenses	1,458	1,282
Long-term debt due within one year	416	404

Total current liabilities	3,897	3,910

Long-term debt	26,151	26,585
Professional liability risks	1,098	1,108
Income taxes and other liabilities	1,853	1,782

Total liabilities	32,999	33,385

Equity securities with contingent redemption rights	154	155

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(9,888)	(10,255)
Noncontrolling interests	1,019	995

Total deficit	(8,869)	(9,260)

	$24,284	$24,280

HCA Inc.
Condensed Consolidated Statements of Cash Flows
First Quarter
(Dollars in millions)

	2009	2008
Cash flows from operating activities:
Net income	$432	$225
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities	(1,111)	(1,183)
Provision for doubtful accounts	807	888
Depreciation and amortization	353	357
Income taxes	41	(9)
Losses (gains) on sales of facilities	5	(51)
Impairment of long-lived assets	9	—
Change in noncontrolling interests	(48)	(49)
Amortization of deferred loan costs	21	23
Pay-in-kind interest	39	—
Share-based compensation	7	7
Other	12	19

Net cash provided by operating activities	567	227

Cash flows from investing activities:
Purchase of property and equipment	(337)	(308)
Acquisition of hospitals and health care entities	(38)	(24)
Disposition of hospitals and health care entities	5	107
Change in investments	76	(11)
Other	6	9

Net cash used in investing activities	(288)	(227)

Cash flows from financing activities:
Issuance of long-term debt	300	4
Net change in revolving bank credit facility	(335)	650
Repayment of long-term debt	(339)	(575)
Other	(14)	(1)

Net cash (used in) provided by financing activities	(388)	78

Change in cash and cash equivalents	(109)	78
Cash and cash equivalents at beginning of period	465	393

Cash and cash equivalents at end of period	$356	$471

Interest payments	$344	$411
Income tax payments, net of refunds	$146	$127

HCA Inc.
Operating Statistics

	First Quarter
	2009	2008
Consolidating Hospitals:

Number of Hospitals	155	161
Weighted Average Licensed Beds	38,811	38,406
Licensed Beds at End of Period	38,763	38,375

Reported:
Admissions	396,200	401,700
% Change	-1.4%
Equivalent Admissions	610,200	601,300
% Change	1.5%
Revenue per Equivalent Admission	$12,178	$11,852
% Change	2.8%
Inpatient Revenue per Admission	$11,468	$11,211
% Change	2.3%

Patient Days	1,953,100	2,024,600
Equivalent Patient Days	3,007,700	3,030,800

Inpatient Surgery Cases	122,600	125,400
% Change	-2.2%
Outpatient Surgery Cases	194,400	196,900
% Change	-1.3%

Emergency Room Visits	1,359,700	1,368,800
% Change	-0.7%

Outpatient Revenues as a
Percentage of Patient Revenues	37.9%	35.8%

Average Length of Stay	4.9	5.0

Occupancy	55.9%	57.9%
Equivalent Occupancy	86.1%	86.7%

Same Facility:
Admissions	390,300	393,800
% Change	-0.9%
Equivalent Admissions	600,300	589,100
% Change	1.9%
Revenue per Equivalent Admission	$12,159	$11,841
% Change	2.7%
Inpatient Revenue per Admission	$11,496	$11,227
% Change	2.4%

Inpatient Surgery Cases	121,200	121,800
% Change	-0.5%
Outpatient Surgery Cases	192,400	193,700
% Change	-0.7%

Emergency Room Visits	1,330,800	1,335,000
% Change	-0.3%
Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	155	161
Nonconsolidating (Equity Joint Ventures)	8	8

Total Number of Hospitals	163	169